UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2004

GEN-PROBE INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	0-49834	33-0044608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10210 Genetic Center Drive
San Diego, CA 92121
(Address of Principal Executive Offices)

(858) 410-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

          On September 30, 2004, Gen-Probe Incorporated (“Gen-Probe”) entered into a Ribosomal Nucleic Acid License and Option Agreement (for Easy Q Instrument) (the “Easy Q Agreement”) with bioMérieux b.v. (“BMX b.v.”) and a Ribosomal Nucleic Acid License and Option Agreement (for GeneXpert Instrument) (the “GeneXpert Agreement”) with bioMérieux Inc. (“BMX Inc” and together with BMX b.v., “BMX”) (the “Easy Q Agreement” and the “GeneXpert Agreement” hereinafter, together referred to as the “Agreements”). Pursuant to the terms of the Agreements, BMX paid Gen-Probe an aggregate of $250,000 for the two limited non-exclusive, non-transferable, without the right to grant sublicenses except to affiliates, research licenses and two non-exclusive, non-transferable options to develop diagnostic products for certain disease targets using Gen-Probe’s patented ribosomal RNA technologies. These options may be exercised by BMX’s payment to Gen-Probe of an aggregate of $4.5 million no earlier than January 1, 2005 and no later than January 31, 2005. The $4.5 million was paid into an escrow account upon the signing of the Agreements by BMX and Gen-Probe. BMX may also acquire rights to develop products for additional targets, if any, by paying Gen-Probe up to an additional $3.0 million, the exact total additional amount based on the number of additional targets, if any, selected by BMX, by the end of 2006. Under each license, if any options are exercised, Gen-Probe will receive royalties from BMX on the net sale of any products developed using Gen-Probe’s intellectual property. Each of the Agreements shall terminate at the close of business on January 31, 2005 if the respective option is not exercised by such time. If any option is exercised, the resulting license agreement shall terminate upon the expiration of the last to expire patent. In the event of a change in control with respect to BMX, Gen-Probe has the right to terminate the Agreements, and the respective licenses granted to BMX thereunder, upon 60 days prior written notice to BMX delivered within six (6) months of the date of such change in control. The respective obligations of BMX b.v. and BMX Inc under the agreements is guaranteed by bioMerieux SA, the parent company of both BMX b.v. and BMX Inc.

          Pursuant to the terms of the Easy Q Agreement, BMX b.v. paid Gen-Probe $100,000 for a limited non-exclusive, non-transferable, without the right to grant sublicenses except to affiliates, research license and a non-exclusive, non-transferable option to develop diagnostic products for certain disease targets using Gen-Probe’s patented ribosomal RNA technologies for use in connection BMX b.v.’s NucliSense Easy Q System. This option may be exercised by BMX b.v.’s payment to Gen-Probe of $1.5 million no earlier than January 1, 2005 and no later than January 31, 2005. BMX b.v. may also acquire rights to develop products for additional targets, if any, by paying up to an additional $1.0 million, the exact total additional amount based on the number of additional targets, if any, selected by BMX b.v., by the end of 2006. Under each license, if any options are exercised, Gen-Probe will receive royalties from BMX b.v. on the net sale of any products developed using Gen-Probe’s intellectual property.

          Pursuant to the terms of the GeneXpert Agreement, BMX Inc paid Gen-Probe $150,000 for a limited non-exclusive, non-transferable, without the right to grant sublicenses except to affiliates, research license and a non-exclusive, non-transferable option to develop diagnostic products for certain disease targets using Gen-Probe’s patented ribosomal RNA technologies for use in connection BMX Inc’s GeneXpert System. This option may be exercised by BMX Inc’s

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payment to Gen-Probe of $3.0 million no earlier than January 1, 2005 and no later than January 31, 2005. BMX Inc may also acquire rights to develop products for additional targets by paying up to an additional $2.0 million, the exact total additional amount based on the number of additional targets, if any, selected by BMX Inc, by the end of 2006. Under each license, if any options are exercised, Gen-Probe will receive royalties from BMX Inc on the net sale of any products developed using Gen-Probe’s intellectual property.

Item 1.02. Termination of a Material Definitive Agreement.

          On September 30, 2004, Gen-Probe entered into the VIDAS Termination Agreement with BMX Inc (the “Termination Agreement”). The Termination Agreement terminates each of the VIDAS License, Development and Cooperation Agreement by and between Gen-Probe and BMX Inc dated May 2, 1997, as amended, and the Amended and Restated VIDAS License, Development and Cooperation Agreement by and between Gen-Probe and BMX Inc dated August 4, 2000, as amended, relating to the development of assays for BMX Inc’s VIDAS instrument. Pursuant to the terms of the Agreement, BMX Inc will pay Gen-Probe an aggregate of approximately $1.6 million to conclude certain outstanding royalty and other obligations under the terminated agreements.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit
No.	Description
99.1	Press release of Gen-Probe Incorporated concerning the New Licensing and Other Agreements with bioMérieux.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEN-PROBE INCORPORATED
	By:	/s/ Herm Rosenman
Date: October 6, 2004		Herm Rosenman
Chief Financial Officer and Vice President, Finance

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